Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

CASY - Q4 2006 Casey’s General Stores Earnings Conference Call

Event Date/Time: Jun. 14. 2006 / 9:30AM CT

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Adam Sindler

Morgan Keegan - Analyst

Chuck Cerankosky

Keybanc - Analyst

Karen Howlin

Lehman Brothers - Analyst

Anthony Lebiedzinski

Sidoti - Analyst

Lee Giordano

Merrill Lynch - Analyst

Fred Feast

Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to your fourth-quarter 2006 Casey’s General Stores earnings conference call. My name is Sharon and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Sir, please proceed.

Bill Walljasper - Casey’s General Stores - CFO

Good morning and thank you for joining us to discuss Casey’s results for the fiscal year ended April 30. I am Bill Walljasper, Chief Financial Officer. Ron Lamb, Chairman and Chief Executive Officer and Bob Myers, President and Chief Operating Officer, are also here.

I hope all of you have already seen the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you. Before I begin, I remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2005 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results express or implied by those statements.

Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. I will take a few minutes to summarize the quarter and then open for questions.

As most of you have seen, our earnings per share from continuing operations in the fourth quarter were $0.22 compared to $0.14 a year ago. Earnings from continuing operations for fiscal 2006 reached a record high of $1.25 per share, a 49% increase. Of this number, nearly $0.02 was related to a one-time tax benefit resulting in our effective tax rate to be 35.9% for the year.

We experienced a challenging gasoline environment in the quarter. We gained some relief in the second half of the quarter, which enabled us to achieve a gas margin of $0.106 per gallon. This late surge allowed us to obtain an annual margin of $0.115, which was significantly above our annual goal of $0.105 per gallon. Primarily due to more difficult comparisons, same-store gallons for the quarter were up 0.5%. For the year, same-store sales were above our goal of 2% finishing at 4.4%. The average retail price of gasoline in the fourth quarter was $2.39 per gallon compared to $1.98 a year ago. Year-to-date, gasoline gross profit was up 15% to $125.8 million. Same-store gallons in May 2006 were down 0.6%.

Starting in the fourth quarter, we began to take the ethanol tax credit that we received from the state of Iowa as a credit to gasoline cost of goods sold. This was done due to the fact that the credit is really a refund of an excise tax that we receive independent of whether we earn any income. The credits this year represented nearly 0.2 of $0.01 in a gasoline margin. This reclassification is reflected in the prior years reported in the press release. Due to this reclassification, our effective tax rate going forward should be in the neighborhood of 36.5%.

In the grocery and other merchandise category, sales continued to be strong. For the quarter, total sales were up 9.2% to $187.8 million. Same-store sales rose 4.2% with an average margin of 31.3, up 130 basis points from the same period a year ago. Same-store sales for the year were up 5.7%, well above our goal of 3%. Same-store sales in May 2006 were up 2.2%. The average margin for the year was 31.9, up 100 basis points from the prior year.

The margin expansion in both periods was related to the continued efficiency in category management and increased sales of higher margin products, such as bottled water, sports drinks and energy drinks. The margin expansion was obtained despite nearly a $2.5 million reduction in tobacco manufactured programs. Looking forward in fiscal 2007, we are not aware of any further reductions in these programs.

We also experienced an increase in our same-store customer count in part due to the addition of lottery. Commissions on lottery sales were nearly $4 million in fiscal 2006. Now for the year, total sales in the category were up 9.4% to $779.3 million while gross profit grew 12.8% to $248.7 million.

The prepared food and fountain category continues to perform exceptionally well. Total sales in the fourth quarter were up 12.7% to $57.4 million. Same-store sales for the quarter were up 7.4% with an average margin of nearly 61%. Total sales for the year were up 12% while gross profit rose to $144.3 million, up 16.9%.

Our cost of cheese averaged $1.61 per pound this year compared to $1.78 a year ago. For the fourth quarter, the average cost of cheese was $1.56 per pound compared to $1.73 during the same time period a year ago. As reported in the previous conference call, the Company was successful in negotiating a forward buy that locked in cheese price through December. Since that time, we have been able to stabilize this cheese cost through August of 2007. The average cost of cheese through this time period is $1.56 per pound.

The lift in sales and margin in this category is primarily due to the popularity of new products and continued rollout at point of sale. Effective May 1, 2006, we made several price adjustments to offset the supply cost increases that we incurred in the third quarter of fiscal 2006. We also recently completed the expansion of our fountain program to include products such as Pepsi, Mountain Dew and Dr. Pepper.

The prepared food category is off to an excellent start in fiscal 2007 with same-store sales in May up 8.7%. Despite a 39% increase in credit card fees in the year due to rising retail gasoline prices, we achieved our goal of holding the increase in operating expenses to know more than the increase in total gross profit. For the year, operating expenses were up 10.6% while total gross profit grew 15.2%. For the quarter, operating expenses were up 8.8% while gross profit was up 11.4%.

Our balance sheet continues to be very strong. At April 30, cash and cash equivalents were $75.4 million and shareholders equity rose to $523.2 million, up over $54 million. We continue to pay down debt. Long-term debt net of current maturities was down $16.6 million to $106.5 million. At the end of the year, our long-term debt to total capital ratio was 24%.

Cash flow from operations is about $153 million. At the end of the year, capital expenditures were $100 million compared to $95.5 million a year ago. We anticipate capital expenditures to increase next year due to an increase in acquisition activity. However, this could fluctuate depending on that activity.

Year-to-date, we acquired 49 stores from Gas ‘N Shop and closed 10 of them that were in direct conflict with our existing Casey’s location. We purchased 18 acquisitions in addition to this transaction and at April 30, we had six written agreements. We also built 15 stores in the year. This completes my review for the quarter. We will now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Adam Sindler, Morgan Keegan.

Adam Sindler - Morgan Keegan - Analyst

I was wondering if you could help me run through the sales numbers again because unfortunately when I am looking through the year-to-date numbers provided in the press release and subtract those from the year-to-date numbers provided in the third quarter 10-Q, I come up with substantially less sales.

Bill Walljasper - Casey’s General Stores - CFO

You are going to have a disconnect there due to discontinued operations. In the year, we actually discontinued about five or six stores and that did affect some of the prior quarters. In the 10-K like we did last year, we will have a quarter-to-quarter analysis by category. So you’ll be able to tie that right out.

Adam Sindler - Morgan Keegan - Analyst

Okay. Okay. So the actual prepared food was 67 for the quarter, 67.4?

Bill Walljasper - Casey’s General Stores - CFO

57.4.

Adam Sindler - Morgan Keegan - Analyst

57. Okay. Okay. Actually, I have that. I just wanted to make sure about that. And that’s what I thought.

Bill Walljasper - Casey’s General Stores - CFO

And there is a disconnect because of that and we will clarify it in the 10-K release.

Adam Sindler - Morgan Keegan - Analyst

Okay. Okay. And then just secondly, on the operating expenses, I guess — I tend to look at that as a percentage of in-store sales. Then in the first quarter, you were down a little bit; up in the second and third, rather dramatically in the second. Up about 90 in the third but then you were down again in this quarter. I guess that is surprising considering that gas prices were higher in the fourth quarter this year versus last year, which means higher credit card fees and I think relatively higher versus some of the other quarters versus the previous year. I guess I was wondering if you could just talk a little bit more about how you’re able to achieve such strong cost controls.

Bill Walljasper - Casey’s General Stores - CFO

Well, first of all, just so everybody understands, we do not look at operating expenses as a percentage to sales because of the retail price of gas.

Adam Sindler - Morgan Keegan - Analyst

No, no, no. I am thinking in-store sales. I exclude gasoline.

Bill Walljasper - Casey’s General Stores - CFO

I see what you are saying. Okay. I can walk through some operating expense numbers. We have done a nice job. You are exactly right. Credit card fees continue to plague us as they do any retail. They were actually up 39% in the year. The other things that have really come down and we’ve held in check was our insurance costs. Our insurance costs over the year were up just slightly over 6%. We have had a reduction in the latter half of the year. So we gained some traction in that regard.

When you look at wages, which is really the lion’s share of our operating expenses, they were up a little over 8% in the year, which doesn’t really surprise me or concern me given the fact that we had an exceptional year and we’re certainly paying out more bonuses to the operational individuals that really are driving those numbers. So the primary reason was really the insurance number coming down.

Adam Sindler - Morgan Keegan - Analyst

Okay. I am just trying to figure out — there is pretty significant volatility within the quarters and the same-store sales were actually stronger in the third quarter than they were in this quarter, yet you achieved leverage this quarter where you did not in the third quarter. I’m just wondering how should we look at that going forward.

Bill Walljasper - Casey’s General Stores - CFO

I would have to go back and look on a quarter-to-quarter basis at really the big moving items in operating expense to really give you some detailed dialog on that. But to answer your question, how to look at it on a go-forward is probably the more significant question for you and really when you dissect our operating expenses, first of all, look at the credit card fees. I guess you’re going to have to anticipate where the retail price of gas is going to go. If it goes up, obviously our (technical difficulty) related to credit card fees will go up in check.

The other thing that will be a little more difficult for you and for us to really get our hands around is whether the transactions will increase due to a higher retail price of gas or due to a high retail price of anything else in our store. Our transactions are up about 30% in the year. So that’s one of those things you’re going to have to take a guess as to where the gas retail price will be.

Wages, we’re going to have a much better comparison on wages this year in fiscal ‘07 compared to fiscal ‘06 than we did in fiscal ‘06 compared to fiscal ‘05 simply because we had an outstanding year in fiscal ‘06 and relatively average year in fiscal ‘05 where bonuses were not paid out. So consequently — or at least bonuses were not paid out at a higher degree. So we should have a better comparison and even if we have an excellent year in fiscal 2007, you’re not going to have that disparity in comparison.

Then insurance, really I think we’ve done a nice job in maintaining the insurance and that is really both health insurance and our general liability lines and workers’ compensation. So if we can continue to have good experience in those lines, I feel optimistic about holding that in check.

Adam Sindler - Morgan Keegan - Analyst

Okay. And then just as general rule, just looking at total dollar growth in expenses versus total dollar growth in gross profit, it would be a decent check against all those other calculations that we do?

Bill Walljasper - Casey’s General Stores - CFO

Yes, that is going to be — our goal, as you saw probably from the press release is to hold the operating expense increase to no more than the total gross profit. I think that is probably a good barometer.

Adam Sindler - Morgan Keegan - Analyst

And then I guess just some operational. In prepared food, can you just go over the margin a little bit more, I guess what happened this year versus last year and then what you see going forward?

Bill Walljasper - Casey’s General Stores - CFO

Yes, you’re talking about on Q4-Q4?

Adam Sindler - Morgan Keegan - Analyst

Yes. Yes.

Bill Walljasper - Casey’s General Stores - CFO

Okay. On Q4, it was really about flat on Q4 due to rounding. Last year, it rounded up to 61. This year, it happened to be at 60.9. So really I consider that a flat margin and really what is going on there — there are several things that go into the margin that we didn’t see in Q4 of last year.

First of all, we did have a supply cost increase that we started incurring back in December of ‘05. In this particular quarter, we have three full months of that supply cost increase. As I mentioned in my opening comments however on go-forward basis, we did take some price increases in prepared foods to offset that for the fiscal 2007 year.

The other thing that was going on in the fourth quarter is actually our sale factor was up in this quarter compared to the quarter a year ago. Even though in the year, we were down on a sale. That was playing some noise in there as well. So any benefit we got from the cheese cost was offset by those two factors.

Adam Sindler - Morgan Keegan - Analyst

And then stales — was it new products that you were testing?

Bill Walljasper - Casey’s General Stores - CFO

Stales are in general. I don’t have it broken down by supply. But just in general for the year, we were down slightly in stales, which is a good thing and actually over the course of the last three years, we have dropped it over about 5% stale factor and that is attributable to the people out there in our stores, as well as the information that we gain from point-of-sale information. We are gaining traction on that. Have gained traction over the last three years and obviously looking at our goals for 2007 with a margin expansion of 40 basis points and some pretty solid same-store goals, obviously we’re optimistic about the category.

Adam Sindler - Morgan Keegan - Analyst

Great. And then just lastly on the gross and other merchandise, can you just remind us of some of the differences in the cooler set that you’ll have this summer versus last summer?

Bill Walljasper - Casey’s General Stores - CFO

Well, we have several changes. Some are more minor than others. One of the things that we introduced into the cooler was certainly a private label sports drink. That has done very well for us. Obviously, it’s a higher gross profit margin item than the other sports drinks that we carry. That’s starting to gain some traction in that particular category.

Basically what we are trying to do is really dissect our total nine state area and try to ascertain what product mix and shelf space allocation should be on a location-by-location basis to really play upon it. So I couldn’t give you some side sweeping we have done this in all of our stores because it really does fluctuate on a location-by-location basis.

Now those higher margin items, bottled water, sports drinks, the energy drinks, those were up significantly in the fourth quarter. They continued to be up in May. So obviously if those can continue, that certainly should contribute to the margin. As you see, we certainly are looking for margin expansion in the grocery and general merchandise category next year.

Adam Sindler - Morgan Keegan - Analyst

Wonderful. I appreciate it.

Operator

Chuck Cerankosky, Keybanc.

Bill Walljasper - Casey’s General Stores - CFO

Just as a clarification before you ask the question, Chuck is from Keybanc.

Chuck Cerankosky - Keybanc - Analyst

Yes, I thought I heard a misidentification there.

Bill Walljasper - Casey’s General Stores - CFO

Go ahead, Chuck.

Chuck Cerankosky - Keybanc - Analyst

You touched on a couple of things I want to explore a little bit. It sounds like you’re doing a little bit more than broad categories of storage in your category management. It sounds like you are getting much more location-specific at least in certain categories. Can you talk about that a little bit?

Bill Walljasper - Casey’s General Stores - CFO

You are right. We are starting to dial that in. As we get — I’ll step back just a little bit, Chuck. As you might recall in the last conference call, I mentioned that we completed the rollout of point-of-sale. That really was just a technology rollout and I think as we get further down the curve with all of our stores with that technology for a full cycle of the seasonality of our business because there is seasonality in our business, I think that we will still continue to make some efforts again on a location-by-location basis.

It starts on a state-by-state basis and then we dial that in as we see fit. We made changes in the fountain category. As you mentioned, recently prepared foods. We made changes in the beer and soda categories in the coolers just to try to again try to play upon the customer demand in a particular area. So obviously the intent with us is not necessarily to drive gross profit margin; it is to drive gross profit dollars.

Chuck Cerankosky - Keybanc - Analyst

Okay. That makes the most sense. You get paid in dollars, right?

Bill Walljasper - Casey’s General Stores - CFO

That’s what we think.

Chuck Cerankosky - Keybanc - Analyst

How granular can you get in this regard? It is obviously too much to expect every store to be a little bit different than one another, but how much can your store supervisors handle in this regard?

Bill Walljasper - Casey’s General Stores - CFO

Well, I think that they certainly can handle a lot obviously. They were the ones on the front lines actually really producing the numbers that we had for the year. And really it is just — these modifications necessarily aren’t really taxing from an operational standpoint. It is really maybe just doing some reshelf space allocation, some product mix allocation. So really I’d say we are in the second half of the utilization of the data from point-of-sale. I think we’re going to continue to gain some traction and the operational individuals have done just an outstanding job.

Right now, we are testing the opportunity or the ability to do automatic ordering through the use of our point-of-sale systems. Again, just another tool to help us assist the store managers and every supervisor in meeting that customer demand.

Chuck Cerankosky - Keybanc - Analyst

Okay. Then what is the average gallon purchase? I think you were getting to this before, but what is the average gallon purchase for a fuel transaction say fourth quarter this year versus the prior year?

Bill Walljasper - Casey’s General Stores - CFO

From a customer, you mean?

Chuck Cerankosky - Keybanc - Analyst

Yes.

Bill Walljasper - Casey’s General Stores - CFO

Chuck, I don’t have that unfortunately. I can certainly get that information to you. I just don’t have that information.

Chuck Cerankosky - Keybanc - Analyst

It doesn’t look like the higher gasoline prices have affected sales mix in a negative fashion.

Bill Walljasper - Casey’s General Stores - CFO

No, I think the negative same-store gallons that you’re seeing right now is just purely a reflection of some difficult comparisons. If you go back and look at Q1 of ‘05, we were north of 7% on same-store gallons and those are challenging comparisons. So I would expect flat to maybe modest gains here at least in the first quarter with respect to same-store gallons. And you’re right. The higher retail price of gas — certainly we have not seen a material pullback in buying habits at this point. Now that is not to say that if it does reach closer to the $3 range and stay there that that could have an impact. It very well could. But we haven’t seen it yet.

Chuck Cerankosky - Keybanc - Analyst

Last question. How should we think of your second quarter of fiscal ‘07 in the context of the tough comparison against last year where the posthurricane gasoline profitability was so high?

Bill Walljasper - Casey’s General Stores - CFO

Well, I certainly would not put a 13.9 margin by any means into the model. When you look at our same-store — excuse me — when you look at our margin for gallons for 2007, you see it’s a 10.8 number. That has to do with a couple of things. One, the margin has been creeping up a little bit over the last four fiscal years but also 0.2 of that comes from the change we made in ethanol tax credit reclassification. So I certainly would not put anything close to that 13% range. That was just an anomaly created by some market conditions. So it will be a very difficult comparison for us in Q2.

Operator

[Karen Howlin], Lehman Brothers.

Karen Howlin - Lehman Brothers - Analyst

I was wondering if you could talk a little bit about the expected margin improvement in the general — in the grocery and other merchandise. I saw that the comps, obviously still strong at 3.9, but pulling in a little bit from the last two years, yet a further expansion in the margin. Do you see a shift of product mix?

Bill Walljasper - Casey’s General Stores - CFO

No, that is going to be — again to circle back on my comments earlier. I wouldn’t say that there is some global change we’re going to make, but it is going to be more of a change here in this area, a change there in that area really to try to whittle away at trying to optimize our sales, at the same time trying to optimize gross profit dollars in those given areas.

As I mentioned, the sports drink, the private label sports drink certainly has gained some traction. I don’t see that getting to the point of Gatorade, but certainly is doing very well for us. So I think it is just really more of a global awareness of utilizing the data from point-of-sale and just making more efficient category management decisions.

Karen Howlin - Lehman Brothers - Analyst

Are there any other private label products you expect to expand into?

Bill Walljasper - Casey’s General Stores - CFO

None on the horizon outside of obviously our proprietary prepared food program. We are constantly looking at new products there and if you throw that into the private label category, we certainly are looking very hard in those areas.

Karen Howlin - Lehman Brothers - Analyst

And shifting gears a little bit, I was wondering if you could talk a little bit about the environment for acquisitions? Have you seen an increase of people looking to be taken out or similar to this past year?

Bill Walljasper - Casey’s General Stores - CFO

We actually see an uptick in the availability of acquisitions. We fell short — that is the only goal that we fell short here this year. I think I have made it very clear and in prior comments in conference calls that we are not necessarily going to chase a number just to make sure we hit a number. We want to continue to do our due diligence. So we didn’t achieve that 30 acquisition number in addition to the Gas ‘N Shop transaction, but, yes, we were comfortable with that because we feel that the ones that we did purchase were excellent opportunities. We still see quite a bit of opportunity going forward and that is going to be a concentration of our store growth activity.

Karen Howlin - Lehman Brothers - Analyst

And would you expect the 50 to be one or two larger ones, a group of small?

Bill Walljasper - Casey’s General Stores - CFO

They are going to be more middle sized, maybe a few small ones. There is always opportunities for the onesie twosie type acquisitions, but there are also some mid-range chains out there that we certainly have our eyes on and have a certain amount of dialogue with and hopefully some of those can come to fruition.

Operator

Anthony Lebiedzinski, Sidoti.

Anthony Lebiedzinski - Sidoti - Analyst

A couple of questions. Getting back to the prepared food category, you mentioned you took some price increases recently. Do you think these price increases will fully offset the supply increases?

Bill Walljasper - Casey’s General Stores - CFO

Yes.

Anthony Lebiedzinski - Sidoti - Analyst

Okay. Is that really just for like paper plates and cups and straws and things like that?

Bill Walljasper - Casey’s General Stores - CFO

Exactly right.

Anthony Lebiedzinski - Sidoti - Analyst

Okay. And as far as the stale factor, do you expect those to improve in the year?

Bill Walljasper - Casey’s General Stores - CFO

Well, we certainly — obviously, we are looking at a 40 basis point margin improvement. Part of that is going to come from the cost of cheese differential that we’re going to experience next year. But also obviously the stale factor is in selling products with a little higher margin. So we are optimistic that we can continue to hold our stales in check and perhaps even reduce those.

Anthony Lebiedzinski - Sidoti - Analyst

Also, I was wondering if you could comment on the contribution of Gas ‘N Shop to the top and bottom line in the fourth quarter?

Bill Walljasper - Casey’s General Stores - CFO

Well, it is a little too early to give any numbers in that regard. We have really only had those out for about 2.5 months of full —. I can tell you this that they are certainly meeting expectations from a revenue perspective and a gross profit perspective. You may see something in our 10-K from a disclosure purpose for that. If not, in the next conference call, we will definitely have some information as to how they are doing from a sales and contribution standpoint.

Anthony Lebiedzinski - Sidoti - Analyst

Okay. In regards to private label, you talked about a new sports drink. How much is actually private label as a percentage of your inside sales now?

Bill Walljasper - Casey’s General Stores - CFO

It is a very small percentage. It would be a low single digit.

Anthony Lebiedzinski - Sidoti - Analyst

And do you expect that to increase over time?

Bill Walljasper - Casey’s General Stores - CFO

I think it may increase a little bit, but I wouldn’t expect that to jump tremendously. We certainly have — I think that we have the right private label products in the store. Candy is one of them that we recently added, expanded that. We also changed the packaging of the private label candy. The sports drink that I mentioned, the bottled water, the motor oil, those are very solid performers for us. We may have a few more down the road, but I don’t think — I would not look for it to make a huge contribution if we do.

Anthony Lebiedzinski - Sidoti - Analyst

Okay. And then in terms of FAS 123(R), you are going to implement that. I think that is only a modest impact on your performance, right?

Bill Walljasper - Casey’s General Stores - CFO

It will be around $0.01 impact. There will be a little beefed up disclosure in the 10-K about that.

Anthony Lebiedzinski - Sidoti - Analyst

And then just a couple of housekeeping questions. What was the store count at the end of the fiscal year and if also if you have the diluted share count information as well for the fourth quarter and the year?

Bill Walljasper - Casey’s General Stores - CFO

The store count was 1394 corporate stores and 19 franchised stores. And you want the basic and diluted shares?

Anthony Lebiedzinski - Sidoti - Analyst

Yes, for both Q4 and for the year.

Bill Walljasper - Casey’s General Stores - CFO

The basic was 50,309,929. And the diluted was 50,189,812.

Anthony Lebiedzinski - Sidoti - Analyst

Okay. And these numbers were for the quarter or for the year? I’m sorry.

Bill Walljasper - Casey’s General Stores - CFO

I gave you the year-end numbers. You want the quarter numbers?

Anthony Lebiedzinski - Sidoti - Analyst

Yes, if you have that available.

Bill Walljasper - Casey’s General Stores - CFO

Okay. The basic was 50,363,329 and that number I gave you was the dilutive.

Anthony Lebiedzinski - Sidoti - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO

The dilutive quarter was 50,691,728. Excuse me.

Anthony Lebiedzinski - Sidoti - Analyst

Okay. Thank you.

Operator

Lee Giordano, Merrill Lynch.

Lee Giordano - Merrill Lynch - Analyst

Just could you walk us through in the fourth quarter how the gas margins trended and then also if you can give us any color on how they are trending May and into June?

Bill Walljasper - Casey’s General Stores - CFO

Excellent question. You bet. As you probably are aware, starting in the first part of the fourth quarter, we were under quite a bit of pressure in the gas margin. Late in March, we actually saw the retail prices adjust pretty quickly. We saw some pretty significant wholesale cost increases around late March, 1st of April, and retail has responded very quickly. So we weren’t as pressured as much as we normally would be in a slow rising environment.

We actually saw, in the middle of April, some decline in the wholesale. Now that didn’t last for long, but nevertheless we did see some improvement. And we had a very significant gasoline margin in the month of April that certainly helped us lift to that 10.6 for the quarter. Now, obviously, as I mentioned earlier, 0.2 of that comes from the reclassification of the ethanol credit.

Now, as I may have spoken in the past or talked about as ending inventory, when you look at a fiscal period, you look at the cost of the inventory at the beginning and the cost at the end and you usually have to make an adjustment of either a write-up of the ending inventory or a write-down of the ending inventory.

In this particular quarter, we had a write-up of the ending inventory, which benefited the cost of goods sold for that product. So that certainly was factored into the margin as well.

Lee Giordano - Merrill Lynch - Analyst

And then any info on how they are trending in May into June?

Bill Walljasper - Casey’s General Stores - CFO

Yes, and going forward I will talk about the margin in relation to our new goal of 10.8. It is in line or in the neighborhood of that goal through May.

Lee Giordano - Merrill Lynch - Analyst

Great. And then secondly, on the new fountain drinks, how many stores currently have the Pepsi product now and are you going to roll it out to every store?

Bill Walljasper - Casey’s General Stores - CFO

All of them have it now. We completed that roll-out right about the first part of June, somewhere in that neighborhood. So now all of — and just to kind of reiterate because we used to be a Coke exclusive in our fountain category and we made a shift here, obviously, in the last month to now add Pepsi, Mountain Dew, Dr. Pepper. So we are certainly encouraged by the initial response of those introductions.

And if you look at our same-store sales goal for fiscal 2007 it is 7.9. Obviously, part of that pretty aggressive goal is the optimism that we are going to — hope to see in the fountain category.

Lee Giordano - Merrill Lynch - Analyst

And do you break that out as a percentage of sales in terms of fountain?

Bill Walljasper - Casey’s General Stores - CFO

We do not.

Lee Giordano - Merrill Lynch - Analyst

And then lastly, just in terms of the upcoming hurricane season — we are already seeing the first one — have you guys done anything special to prepare in case there’s any supply issues?

Bill Walljasper - Casey’s General Stores - CFO

No, we haven’t done anything different than we have in the past. It’s — the hurricane season certainly is always there as a factor. Last year, unfortunately, it was a more significant factor and that’s were created that anomaly in the second quarter. We have not done anything different, still, private label gasoline and we’re not branded. So I think we’re going to continue to do what we have been doing and it has been very successful for us.

Operator

[Fred Feast].

Fred Feast Analyst

I was surprised how much your cash went up sequentially, and then also, can you — CapEx can you break it, tells us what it was and break it down for last year and then going forward separating between acquisition and CapEx?

Bill Walljasper - Casey’s General Stores - CFO

Yes, I will give you a little color on that. First of all, the cash and cash equivalents, I mean, obviously, you’re probably well aware that is kind of a moving number. That’s what it happened to be at the fiscal year end which happened to fall on a weekend. So that’s going to kind of skew that number. Three, four days later that may change a little bit, but it certainly went up and we certainly are positioned to put that to good use.

And as Karen mentioned earlier, a question about the acquisition pipeline, we certainly think that there is ample acquisition opportunities and hopefully we can start having a few of these close.

With respect to the CapEx, you saw — the CapEx for the year fiscal 2006 was about $100 million. I don’t have a detail — I’ll give you kind of a very general breakdown of that. I think this should get to write in the neighborhood.

As far as new stores, it is about $15 million. Replacements —replacements of stores are going to be about $12 million. Maintenance and remodeling, about another $10 million or so. Transportation, about $5 million. Information system, about $10 million. The warehouse addition that we talked about earlier is about $10 million. And then the remainder, which I think is about $40 million, is for acquisition activity.

Going forward into fiscal 2007, we certainly expect that number to grow probably somewhere — and again, this is going to be a fluctuating number depending on acquisition activity, but it would be somewhere in the neighborhood of $115 million, $120 million. The other items — the only items that will move — we won’t have the warehouse in there. Acquisition activity we certainly expect to be greater this year than last year and information systems will probably come down due to the fact that we have completed the rollout of our technology. That should get you in the ballpark.

Fred Feast Analyst

Great. Great. That’s good.

Operator

Adam Sindler.

Adam Sindler - Morgan Keegan - Analyst

I was wondering if you could go over so the ethanol tax credit again and then the issue with the write-up of ending inventory.

Bill Walljasper - Casey’s General Stores - CFO

Absolutely. The ethanol tax credit — in the past, we have always taken that through the tax provisions and it always affected our effective tax rate. If you recall in the fourth quarter of last year, our effective tax rate was relatively low. And that was the big reason — ethanol tax credit.

When we took a step back and took a look at the ethanol tax credit in conjunction with our external auditors of KPMG, really what it is it’s a refund. It’s only in the state of Iowa. It is a refund of an excise tax that we get independent of whether we earn any income. And it is primarily driven off — it is driven off ethanol sales. So we thought a better classification would be to take that up to against cost of goods sold in the gasoline area.

Adam Sindler - Morgan Keegan - Analyst

Because you’re getting it anyway. It’s a refund.

Bill Walljasper - Casey’s General Stores - CFO

It’s really a geography move really. So it’s not necessarily an earnings issue; it’s more of a geography that we moved it above instead of below. And that is why now, in part at least, our goal for the gas margin is 10.8 going forward because that 0.2 of the margin that you saw in the fourth quarter and the year-end number and that is also why the effective tax rate on a go-forward basis probably should be in the neighborhood of somewhere in the 36.5% instead of a little bit lower than what it was in previous years.

Now the ending inventory issue, if you look back at just a basic accounting equation, the cost of goods sold equals the cost of goods available minus the ending inventory, we need to make an adjustments in the ending inventory on the period year ending. So anytime you write up the ending inventory, it’s going to decrease your cost of goods sold and vice versa, if you write it down, it is going to have the opposite effect.

Adam Sindler - Morgan Keegan - Analyst

Where did those adjustments relate to?

Bill Walljasper - Casey’s General Stores - CFO

I will put it in perspective of the effect on the gas margin. That is the best way to do it. In the quarter, it represented about $0.025 to $0.03 move in the margin and in the year it was a little bit less than $0.01, right around $0.01 in the year.

Adam Sindler - Morgan Keegan - Analyst

So exclusive of this adjustment, the gas margin would have been about $0.025 to $0.03 lower in this quarter?

Bill Walljasper - Casey’s General Stores - CFO

Yes. But keep in mind that we are always going to have those adjustments.

Adam Sindler - Morgan Keegan - Analyst

Right. Right. Right. Right. What was the adjustment exactly? When you say relating to ending inventory, was it based on replacement costs?

Bill Walljasper - Casey’s General Stores - CFO

Yes, really if you look at our tank bottoms, we turn our gasoline so quickly and when the wholesale moves so quickly either up or down, obviously we need to properly value the fuel that is in the underground storage tanks. Those are the adjustments that we are making.

Adam Sindler - Morgan Keegan - Analyst

So basically you are just readjusting the fuel in the underground storage tanks for replacement costs?

Bill Walljasper - Casey’s General Stores - CFO

Yes. That is a good way to put it.

Operator

At this time, there are no further questions in queue.

Bill Walljasper - Casey’s General Stores - CFO

Great. I thank you, everyone, for joining us and have a good day.

Operator

Thank you, ladies and gentlemen, for your participation in this conference today. You may now disconnect.

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